EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This employment agreement (“Agreement”) is made as of the 31st day of March, 2004, between Gabriel Technologies Corporation, organized and existing under the laws of Nevada, with its principal office located at Omaha, Douglas County, Nebraska (“Employer”), and Maurice Shanley, whose address is, 1325 N. 131 Circle, Omaha, Nebraska (“Employee”).

RECITALS

A. Employer is engaged in the business of producing and distributing locking devices for use in the transportation industry and maintains business premises at 4538 So. 140th Omaha, Nebraska 68137 (the “business premises”).

B. Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms and conditions set forth below. In consideration of the matters described above, and of the mutual benefits arid obligations set forth in this agreement, the parties agree as follows:

1. EMPLOYMENT. Employer employs Employee at the business premises to serve in the position of its Chief Financial Officer and Employee accepts and agrees to such employment.

2. DUTIES. Subject to the supervision arid pursuant to the orders, advice, and direction of employer, Employee shall perform such duties as are customarily performed by one holding such position in other businesses or enterprises of the same or similar nature as that engaged in by employer. Employee shall additionally render such other and unrelated services and duties as may be assigned to him from time to time by Employer.

3. MANNER OF PERFORMANCE. Employee shall at all times faithfully, industriously, and to the best of his ability, experience, and talent, perform all duties that may be required of and from him pursuant to the express and implicit terms of this agreement, to the reasonable satisfaction of Employer. Such duties shall be rendered at the business premises and at such other place or places as Employer shall in good faith require or as the interests, needs, business, and opportunities of Employer shall require or make advisable.

4. TERM. The term of employment shall be three year, commencing on April 1, 2004 and terminating December 31, 2005, subject, however, to prior termination as otherwise provided in this agreement. Upon expiration of the term of this Agreement, or any renewal thereof, this Agreement will be automatically renewed. for an additional one year term unless on party gives the other party written notice of its intent to terminate the Agreement at least forty five (45) days prior to the end of the term, or any extension thereof.

5. COMPENSATION. Employer shall pay Employee and Employee agrees to accept from Employer, in full payment for Employee’s services under this agreement, compensation at the rate of One Hundred Thirty Thousand and 00 / l00ths Dollars $130,000.00 per annum, payable bi monthly, which shall be payable of the first clay of each month and the 15 day of each month. In addition to the foregoing, Employer will permit Employee to participate in any health insurance, retirement plans and other fringe benefit: programs that are provided to Employees of the Company generally, and, will reimburse Employee for any and all necessary, customary, and usual expenses incurred by him while traveling for and on behalf of Employer pursuant to Employer’s directions.

In addition to Employee’s regular salary and benefits, Employer will pay a cash bonus to Employee in the amount of One Hundred Fifty Thousand and no/ l00ths Dollars ($150,000.00) within sixty (60) days of a successful private placement of the Company’s equity securities for $6,500,000 with EIC. Upon the completion of the EIC PPM Employee shall receive warrants / options for 230,000 shares at $0.25 cents per share. Other bonus opportunities include:

Annual Sales	Number of Warrants
Completion of Locate
And initial product	200,000
Completion of Locates
Full implementation of Locates
Business Plan	200,000
Listing on NASDAQ
*See Attachment	200,000

6. LOYALTY. Employee shall devote all of his time, attention, knowledge, and skill solely and exclusively to the business and interests of Employer, and Employer shall be entitled to all benefits, emoluments, profits, or other issues arising from or incident to any and all work, services, and advice of Employee. Employee agrees that during the term of this agreement he will not be interested, directly or indirectly, in any form, fashion, or manner, as partner, officer, director, stockholder, advisor, Employee, or in any other form or capacity, in any other business similar to Employer’s business or any allied trade, except that nothing contained in this agreement shall be deemed to prevent or limit the right of Employee to invest any of his surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything contained in this agreement be deemed to prevent Employee from investing or limit Employee’s right to invest his surplus funds in real estate.

7. NONDISCLOSURE OF INFORMATION. Employee will not at any time, in any fashion, form, or manner, either directly or indirectly divulge, disclose, or communicate to any person, firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of Employer, including, but not limited to, the names of any its customers, the prices it obtains or has obtained, or at which it sells or has sold its products, or any other information concerning the business of Employer, its manner of operation, or its plans, processes, or other date of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important. The parties stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Employer, and its good will, and that any breach of the terms of this section is a material breach of this agreement.

8. TERMINATION ON PERMANENT DISABILITY OF EMPLOYEE. Notwithstanding anything in this agreement to the contrary, Employee is an employee at willl and employment may be terminated by Employer at any time for any reason. Employer is given the option to terminate this agreement if during the term of this agreement employee shall become permanently disabled, as the term “permanently disabled” is fixed and defined below in this agreement. Such option shall be exercised by Employer giving notice to Employee by registered mail, addressed to Employee in care of Employer at the above stated address, or at such other address as Employee shall designate in writing, of its intention to terminate this agreement on the last day of the month during which such notice is mailed. On the giving of such notice this agreement and the term of it shall cease and come to an end on the last day of the month in which the notice is mailed, with the same force and effect as if such last day of the month were the date originally set forth as the termination date. Employee shall receive pay on an ongoing basis for six (6) month from date of termination. For purposes of this agreement, Employee shall be deemed to have become permanently disabled if, during any year of the term of this agreement, because of ill health, physical or mental disability, or for other causes beyond his control, Employee shall have been continuously unable or unwilling or have failed to perform his duties under this agreement for thirty (30) consecutive days, or if, during any year of the term of this agreement, Employee shall have been unable or have failed to perform his duties for a total period of sixty (60) days, whether consecutive or not. For the purposes of this section, the term “any year of the term of this agreement” is defined to mean any period of 12 calendar months commencing on the first day of January and terminating on the last day of December of the year during the term of this agreement.

9. EMPLOYEE’S COMMITMENTS--WRITTEN CONSENT. Employee shall not have the right to make any contracts or other commitments for or on behalf of Employer without the written consent of Employer.

10.  CONTRACT TERMS To BE EXCLUSIVE. This written agreement contains the sole and entire agreement between the parties, and, supersedes any and all other agreements between them. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this agreement or any representations inducing the execution and delivery of this agreement except such representations as are specifically set forth in. this agreement, and each party acknowledges that he or it has relied on his or its own judgment in entering into the agreement. The parties further acknowledge that any statements or representations that may have been made prior to this agreement by either of them to the other are void and of no effect and that neither of them has relied on the same in connection with his or its dealings with the other.

11.  WAIVER OR MODIFICATION. No waiver or modification of this agreement or of any covenant, condition, or limitation contained in this agreement shall be valid unless in writing and duly executed by the party to be charged with the same. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this agreement, or the rights or obligations of any party under this agreement, unless such waiver or modification is in writing and duly executed. The provisions of this paragraph may not be waived except as set forth in this paragraph.

12.  GOVERNING LAW. This agreement and performance under it shall, be construed in accordance with the laws of the State of Nebraska.

13.  BINDING EFFECT. This agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors, and assigns. The parties have executed this agreement at Omaha, Douglas County, Nebraska the day and year first above written.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GABRIEL TECHNOLOGIES CORPORATION

By:       /s/ Keith R. Feilmeier
Title:    President

            /s/ Maurice Shanley
            Maurice Shanely